UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 10, 2023

SEMILEDS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34992	20-2735523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3F, No.11 Ke Jung Rd., Chu-Nan Site, Hsinchu Science Park, Chu-Nan 350, Miao-Li County, Taiwan, R.O.C.	350
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +886-37-586788

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0000056	LEDS	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

In a Current Report on Form 8-K filed with the Securities and Exchange Commission on July 13, 2023, SemiLEDs Corporation (the “Company”) announced, among other things, the receipt of various deficiency notices from The NASDAQ Stock Market (“NASDAQ”). This Current Report on Form 8-K/A is being filed to provide additional disclosure regarding the potential risks associated with these notices.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As described below in Item 5.02, Roger Lee resigned from the Board of Directors of the Company effective July 10, 2023. On July 11, 2023, the Company received a notice from NASDAQ indicating that the Company no longer complies with the audit committee requirements as set forth in Listing Rule 5605 and confirming the Company’s opportunity to regain compliance within the cure period provided in Listing Rule 5605(c)(4), which is the earlier of the Company’s next annual meeting of stockholders or July 10, 2024, or if the next annual stockholders’ meeting is held before January 8, 2024, then the Company must evidence compliance no later than January 8, 2024.

On July 11, 2023, the Company received a separate notice from NASDAQ indicating that the Company does not meet the minimum of $2,500,000 in stockholders’ equity required by Listing Rule 5550(b)(1) for continued listing. The Company also does not meet the alternatives of market value of listed securities or net income from continuing operations. Under the listing rule, the Company has 45 calendar days to submit a plan to regain compliance. If the plan is accepted by NASDAQ, an extension of up to 180 calendar days from July 11, 2023 will be granted.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 10, 2023, Roger Lee resigned as a director of SemiLEDs Corporation effective immediately due to personal reason. His decision was not the result of any disagreement with the Company regarding its operations, policies, or practices. We are grateful for his service to the Company.

Item 8.01. Other Events.

The following risk factor is provided to supplement the risk factors the Company previously disclosed in Part I, Item 1A of its Annual Report on Form 10-K for the fiscal year ended August 31, 2022:

The Company may fail to qualify for continued listing on NASDAQ which could make it more difficult for investors to sell their shares.

In December 2010, the Company’s common stock was initially approved for listing on the NASDAQ Global Select Market but was transferred to the NASDAQ Capital Market effective November 5, 2015. To maintain that listing, the Company must satisfy the continued listing requirements of the NASDAQ Capital Market, including among other things, that our audit committee consist of three independent directors who satisfy additional requirements under the Securities Exchange Act of 1934, as amended, and that the Company must satisfy certain minimum stockholders’ equity requirements for continued listing.

On July 10, 2023, Roger Lee resigned from the Company’s Board of Directors effective immediately, which resulted in one vacancy on the Company’s audit committee. In accordance with NASDAQ Listing Rule 5605(c)(4)(B), the Company has been provided a cure period until the earlier of its next annual meeting of stockholders or July 10, 2024, or if the next annual stockholders’ meeting is held before January 8, 2024, then the Company must evidence compliance no later than January 8, 2024 to regain compliance with the audit committee requirements. If the Company does not regain compliance with the audit committee requirements by the period provided, NASDAQ will notify the Company that its common stock will be delisted. The Company intends to appoint a replacement director for the vacancy on its audit committee.

Additionally, on July 11, 2023, the Company received a notice from NASDAQ indicating that the Company does not meet the minimum of $2,500,000 in stockholders’ equity required by NASDAQ Listing Rule 5550(b)(1) for continued listing or the alternatives of market value of listed securities or net income from continuing operations. Pursuant to the NASDAQ listing rule, the Company has 45 calendar days to submit a plan to regain compliance. If the plan is accepted by NASDAQ, an extension of up to 180 calendar days from July 11, 2023 will be granted. If the plan is not accepted, NASDAQ will notify the Company that its common stock will be delisted.

Assuming NASDAQ accepts the Company’s plan of compliance, there can be no assurance that the Company will be able to appoint an additional independent director timely or implement the plan successfully, regain and maintain compliance with the continued listing requirements or that the Company’s common stock will not be delisted from NASDAQ in the future.

If the Company’s common stock is delisted by NASDAQ, it expects prices for its common stock to be quoted on one of the OTC Markets or the OTC Bulletin Board. Under such circumstances, stockholders may find it more difficult to sell, or to obtain accurate quotations, for the Company’s common stock, and the Company’s common stock would become substantially less attractive to certain purchasers such as financial institutions, hedge funds and other similar investors. There is no assurance, however, that prices the Company’s common stock would be quoted on one of these other trading systems or that an active trading market for the Company’s common stock would thereafter exist, which would materially and adversely impact the market value of the Company’s common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 17, 2023

SemiLEDs Corporation

	By:	/s/ Christopher Lee
	Name:	Christopher Lee
	Title:	Chief Financial Officer